GENERAL MUTUAL RELEASE AGREEMENT

This General Mutual Release Agreement (the “Agreement”) is entered into this 14th day of November, 2008, by BAETA Corp. (the “Company”), Ventana Capital Partners, Inc. (“Ventana”) and Ralph Amato, the President of Ventana (“Amato”).

WHEREAS, on March 1, 2008, the Company entered into Consulting Agreement (the “Consulting Agreement”) with Ventana and Amato pursuant to which the Company retained Ventana was to provide the Company advisory services and business financing activities to the Company on an exclusive basis for a term of one year from the date of the Consulting Agreement, and on a non-exclusive basis for an additional one year thereafter.

WHEREAS, in consideration for the foregoing services to be provided by Amato pursuant to the Consulting Agreement, Ventana and Amato received cash compensation in the amount of $40,000, as well as 2,000,000 of the Company’s outstanding common stock.

WHEREAS, in connection with the termination of the Consulting Agreement, the Company agrees to rescind; and Ventana and Amato agree  return and disclaim all rights to the 2,000,000 shares received by Ventana.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, representations and premises contained herein, and with full intent to be legally bound hereby, the parties hereby agree and covenant as follows:

1.             TERMINATION OF CONSULTING AGREEMENT: The parties hereby terminate the Consulting Agreement, effective upon the execution by the Agreement.

2.	RETURN OF SHARES:

(a)
Upon the execution of this Agreement, the Company shall rescind; and Ventana and Amato shall return and disclaim all rights to the 2,000,000 shares of the Company shares of common stock received by Ventana and Amato in connection with the Consulting Agreement.

(b)
Notwithstanding anything to the contrary contained herein, the parties agree that in connection with the rescission and return of the shares received by Ventana and Amato under the Consulting Agreement from the Company, the Company shall not issue Ventana or Amato a Form 1099 or other similar tax statement or form which would require Ventana or Amato to report the issuance of the shares by the Company to Ventana and Amato with the Internal Revenues Services or other regulatory agency; provided however, that the foregoing is not in violation of any laws, rules or regulations of any government or regulatory agencies.

3.	MUTUAL RELEASE:

(a)
Amato and Ventana hereby release the Company from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, contracts, controversies, agreements, charges, complaints, promises, damages, judgments, claims, liabilities and demands whatsoever which Amato and Ventana ever had, now has, or which he can, shall, or may have against the Company, by reason of any matter, cause, event or thing whatsoever from the beginning of the world to the date of this Release, including claims of which Amato and Ventana are not aware and those not mentioned in this Release.

(b)
The Company hereby releases Amato and Ventana from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, contracts, controversies, agreements, charges, complaints, promises, damages, judgments, claims, liabilities and demands whatsoever which the Company ever had, now has, or which they can, shall, or may have against Amato or Ventana, by reason of any matter, cause, event or thing whatsoever from the beginning of the world to the date of this Release, including claims of which the Company is not aware and those not mentioned in this Release.

(c)	The parties are bound by this Release. Anyone who succeeds to the parties’ rights and responsibilities, such as his heirs or the executor or administrator of his estate or any assignee, is also bound.

4.           CONFIDENTIAL AGREEMENT:  In consideration of the covenants set forth above, the parties hereby covenant and agree that they and their agents shall keep the fact and terms of this Agreement confidential, and shall not, under any circumstances whatsoever, reveal same to any person or entity, including but not limited to, any employee, agent, associate, customer, or any person or entity with which the parties has any business relationship whatsoever, or to any member of the press or the public;  provided, however, that they may reveal such information as is required by an enforceable court order, upon notice to the other party, or as required by the Internal Revenue Service.

5.           NO ADMISSION OF LIABILITY BY PAYOR:  Neither the execution or terms of this Agreement, nor the surrender of the 2,000,000 shares received by Amato and Ventana hereunder, shall in any way constitute or imply an admission by the parties of liability in law or in fact as to any claims which the parties have asserted or could have asserted in any action brought by them.

6.           PARTIAL INVALIDITY:  If any provision of this Agreement shall be held void as against public policy by any court or administrative agency, all other provisions shall remain in full force and effect and this Agreement shall be construed as if the offending provisions were never contained herein.

7.           GOVERNING LAW:  The parties hereby acknowledge and agree that this Agreement is made and entered into in the state of New Jersey and shall in all respects be interpreted, enforced and governed under the laws of the State of New Jersey.

8.           FINAL EXPRESSION OF AGREEMENT:  This Agreement is intended by the parties as the final expression of their agreement and as a complete and exclusive statement of the terms and provisions thereof and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

9.           MODIFICATIONS OR AMENDMENTS:  No modification or amendment to this Agreement may be made unless it is in writing and signed by all of the parties hereto.

10.         LEGAL ADVICE:  The parties acknowledge that they have sought and received the advice of legal and tax counsel as to the meaning and execution of this Agreement and that they enter into same voluntarily and after sufficient time to review and obtain advice of counsel with respect to same.  The parties acknowledge that they have carefully read this Agreement contained herein and have discussed it with their attorney, and further acknowledge that they understand and agree to the terms of the Agreement, have entered into the Agreement freely, voluntarily and without coercion, have been afforded a sufficient period of time within which to review, consider and accept its terms, and intends, by execution of the Agreement, to be legally bound by all of the terms and provisions thereof.

11.         SIGNATURES.  The execution of this Agreement may be by actual or facsimile signature and in counterparts, which together, shall constitute one fully executed Agreement.

WHEREAS, in witness hereof the parties execute this Agreement on the date hereinabove first written.

BAETA CORP.		VENTANA CAPITAL PARTNERS, INC.

By:		By:
	Dr. Alexander Gak		Ralph Amato
	President		President